Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Net Income

of $ 576k for First Quarter 2022

East Rutherford, NJ – August 12, 2021 – Tel-Instrument Electronics Corp. (“Tel” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $576k ($0.15 per common share) on revenues of $4.1 million for the first quarter of fiscal year 2022 ended June 30, 2021.

Highlights include:

●	Revenues for the first quarter increased to $4.1 million, a 40.6% increase from the year-ago quarter.
●	Gross margins remained solid at 48.8% due to manufacturing efficiencies, tight cost controls, and product mix.
●	Quarterly operating expenses declined 4% to $1.25 million despite increased revenues and profit sharing accruals.
●	Operating income increased to $766k for the current quarter as compared to $209k in the year ago quarter.
●	Net income increased to a $576k, or $0.15 per common share and $0.11 per share on a fully diluted basis.
●	First quarter EBITDA improved to $812k versus $255k in the year-ago quarter.
●	Cash balances improved to $6.8 million, compared to $5.5 million at the start of the fiscal year.
●	Net worth improved to $5.7 million from $5.2 million at the start of the fiscal year.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “We are pleased to report improved operating results for the first quarter, on revenues of $4.1 million. This was generated by strong sales from our military business and a modest rebound in our commercial business. The COVID-19 supply chain issues we experienced in the prior fiscal year appear to be easing and we are cautiously optimistic that this trend will continue. The Company continues to do an excellent job at managing operating expenses with a 4% year-over-year reduction. Backlog remains strong at the end of the first quarter at $6.1 million. We expect the international Mode 5 test set business and orders for the F-35 program to remain strong for the next several years. We are also actively working with the U.S. Navy on a “mid-life” update of our CRAFT test sets which could result in significant revenues over the next five to 10 years. We also continue to invest in our market leading Mode 5 products and plan to demonstrate new Mode 5 Level 2B test capabilities at an upcoming military test event. This could potentially lead to future software upgrades of all of our Mode 5 test sets in the field.

Our goal over the last several years has been to strengthen our balance sheet and set aside cash sufficient to fully discharge the Aeroflex damage award, as may be necessary, in the event that we are unsuccessful with our pending legal appeal. This has now been accomplished with a $6.8 million cash balance at June 30, 2021. The Company plans to file for full forgiveness of the $722k PPP loan in the second quarter which is expected to result in a balance sheet with zero external debt.

To meet the standards for the next generation of military applications, we have upgraded our 4.5-pound SDR/OMNI hand-held test set to include a much faster processor with improved video graphics processing capability. It has been designed to meet Class 1 environmental specifications which will make it an ideal test set for the military market. The goal of this new test set is to recapture market share in the commercial avionics test set business and expand into the much larger secure communications radio test market. We will be demonstrating this unit to customers starting next month and expect to begin taking commercial orders starting this fall.

With respect to the Aeroflex litigation, we continue to believe that we have strong grounds for the award to be vacated or reduced. The appeal process has been delayed due to the COVID-19 pandemic, but we expect a decision within the next 12 months.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600